Ply Gem Reports Second Quarter 2006 Results

August 14, 2006, Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”), a leading manufacturer of residential exterior building products in North America, today announced record second quarter 2006 net sales of $288.1 million, a 25.1% increase over the $230.3 million for the same period in 2005. For the first half of 2006, net sales were a record $504.4 million or 25.5% higher than the $402.0 million of net sales for the first half of 2005. The results for 2006 include the operations of the Company’s subsidiary, AWC Holding Company (“Alenco”), which was acquired by Ply Gem on February 24, 2006. Alenco contributed $39.8 million of net sales for the second quarter of 2006 and $53.7 million of net sales for the first half of 2006.
Operating earnings for the second quarter of 2006 were $34.1 million compared to $29.3 million for the second quarter of 2005. For the first half of 2006, operating earnings were $48.3 million compared to $37.8 million for the first half of 2005. Alenco contributed $3.8 million of operating earnings for the second quarter of 2006 and $4.8 million of operating earnings for the first half of 2006.
Net income for the second quarter of 2006 was $10.9 million compared to net income of $9.1 million for the second quarter of 2005. For the first half of 2006, net income was $9.0 million compared to $5.3 million for the first half of 2005. Ply Gem’s net income for the second quarter of 2006 and the first half of 2006, included $0.7 million of after tax impact of a foreign currency gain. Net income for the second quarter of 2005 and the first half of 2005, included $0.1 million and $0.3 million of after tax impact of a foreign currency loss, respectively. Alenco contributed $2.4 million and $2.9 million to net income for the second quarter and first half of 2006, respectively.
Adjusted EBITDA for the second quarter of 2006 was a record $41.6 million compared to $35.7 million for the second quarter of 2005. For the first half of 2006, Adjusted EBITDA was $63.1 million compared to $50.8 million for the first half of 2005. Adjusted EBITDA for the second quarter and first half of 2006 includes $2.2 million of one-time restructuring costs associated with the closure of our Sarver, PA window facility. Alenco contributed $4.7 million of Adjusted EBITDA for the second quarter of 2006 and $6.2 million for the first half of 2006. Adjusted EBITDA for all periods presented excludes currency translation gains or losses.
Lee D. Meyer, President and CEO, said “We are pleased with Ply Gem’s record second quarter performance. In spite of a flat to downward trending market Ply Gem businesses demonstrated strong to solid volume and earnings performance except in repair and remodel windows and aluminum products.”
Mr. Meyer continued, “Our ability to gain profitable market share in all product categories based on our exceptional service proposition and our high quality products and services is paying big dividends”.
On February 24, 2006, Ply Gem Industries, Inc. acquired all of the outstanding shares of AWC Holding Company (the “Alenco Acquisition”) in accordance with a stock purchase agreement entered into among Ply Gem Industries, Inc. and Linsalata Capital Partners for aggregate consideration of approximately $120.0 million, subject to a working capital adjustment and the aggregate value of certain stock options cancelled or forfeited in connection with the Alenco Acquisition.
Ply Gem Industries, Inc. is a leading manufacturer of residential exterior building products. The company sells a broad range of vinyl siding, vinyl, aluminum and wood windows, aluminum trim coil, aluminum siding and accessories, and vinyl and composite fence, railing and decking products. Ply Gem is a wholly-owned subsidiary of Ply Gem Holdings, Inc., which is controlled by affiliates of Caxton-Iseman Capital. For more information, please visit the Company’s website at www.plygem.com.
Ply Gem management will host a conference call on August 14, 2006 at 11:00 a.m. EST to report second quarter results. To participate please call 866-831-6272 and use call confirmation number 94818069.
            Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise.
This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

This document and oral statements made from time to time by our representatives may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of the Company with the Securities and Exchange Commission.

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the three months ended
	July 1,	July 2,
	2006	2005
	(Amounts in thousands)

Net Sales	$288,111	$230,303
Costs and Expenses:
Cost of products sold	219,251	174,842
Selling, general and administrative expense	31,835	23,692
Amortization of intangible assets	2,971	2,441
Total Costs and Expenses	254,057	200,975
Operating earnings	34,054	29,328
Foreign currency gain (loss)	1,164	(233)
Interest expense	(17,198)	(14,073)
Investment income	257	144
Other expense	(441)	-
Income before provision for income taxes	17,836	15,166
Provision for income taxes	6,958	6,058
Net Income	$10,878	$9,108

	For the six months ended
	July 1,	July 2,
	2006	2005
	(Amounts in thousands)

Net Sales	$504,422	$402,038
Costs and Expenses:
Cost of products sold	392,299	312,608
Selling, general and administrative expense	58,316	46,734
Amortization of intangible assets	5,524	4,881
Total Costs and Expenses	456,139	364,223
Operating earnings	48,283	37,815
Foreign currency gain (loss)	1,093	(537)
Interest expense	(32,524)	(28,675)
Investment income	413	223
Other expense	(2,497)	-
Income before income taxes and
cumulative effect of accounting change	14,768	8,826
Provision for income taxes	5,720	3,573
Income before cumulative effect
of accounting change	9,048	5,253
Cumulative effect of accounting change,
net of income tax benefit of $57	(86)	-
Net Income	$8,962	$5,253

The accompanying notes are an integral part of this unaudited condensed consolidated statement of operations.

1. The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period from January 1, 2006 through July 1, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.

The selected balance sheet data for the periods presented in Note 4 has been derived from the December 31, 2005 audited consolidated financial statements of Ply Gem Holdings, Inc. and the unaudited condensed consolidated financial statements of Ply Gem Holdings, Inc. as of July 1, 2006, and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the last Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.  Adjusted EBITDA means net income (loss) plus interest expense (net of investment income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), amortization of non-cash write-off of the portion of excess purchase price from acquisitions allocated to inventories, third-party charges associated with business combination financing costs (“other expense”), and cumulative effect of accounting changes. Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Management believes that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net earnings in accordance with GAAP as a measure of performance in accordance with GAAP. You are cautioned not to place undue reliance on Adjusted EBITDA. The following table sets forth the reconciliation of Adjusted EBITDA to net income (loss) for Ply Gem as a whole and that portion contributed by Alenco:

	Ply Gem Holdings, Inc.
	For the three months ended
	July 1, 2006	July 2, 2005
	(Amounts in thousands)
	(unaudited)
Net income	$10,878	$9,108
Interest expense, net	16,941	13,929
Provision for income taxes	6,958	6,058
Depreciation and amortization	7,544	6,387
Non Cash (gain)/loss on currency transaction	(1,164)	233
Other Expense	441	-

Adjusted EBITDA	$41,598	$35,715

	Ply Gem Holdings, Inc.
	For the six months ended
	July 1, 2006	July 2, 2005
	(Amounts in thousands)
	(unaudited)
Net income	$8,962	$5,253
Interest expense, net	32,111	28,452
Provision for income taxes	5,720	3,573
Depreciation and amortization	14,544	13,005
Non Cash (gain)/loss on currency transaction	(1,093)	537
Non Cash charge of purchase price
allocated to inventories	304	-
Other Expense	2,497	-
Cumulative effect of accounting change	86	-

Adjusted EBITDA	$63,131	$50,820

	Alenco
	For the period from	For the period from
	February 24, 2006	April 2, 2006
	to July 1, 2006	to July 1, 2006
	(Amounts in thousands)
	(unaudited)
Net income	$2,930	$2,365
Interest expense, net	(43)	(28)
Provision for income taxes	1,874	1,512
Depreciation and amortization	1,122	876
Non Cash charge of purchase price
allocated to inventories	304	-

Adjusted EBITDA	$6,187	$4,725

3. Long-term debt amounts in the select balance sheets at July 1, 2006 and December 31, 2005 consited of the following:

	July 1, 2006	December 31, 2005
	(Amounts in thousands)

Senior term loan facility	$399,000	$277,192
Senior subordinated notes	360,253	360,276
	759,253	637,468
Less current maturities	4,000	1,692
	$755,253	$635,776

4. The following is a summary of selected balance sheet amounts at July 1, 2006 and December 31, 2005:

	July 1,	December 31,
	2006	2005
	(Amounts in thousands)

Cash and cash equivalents	$25,131	$22,173
Accounts receivable, less allowances	113,675	70,357
Inventories	69,344	55,218
Prepaid expenses and other current assets	12,395	9,427
Property and equipment, net	116,671	109,728
Goodwill	671,816	578,992
Intangible assets, net	175,537	152,894
Accounts payable	60,182	42,342
Current maturities of long-term debt	4,000	1,692
Long-term debt, less current maturities	755,253	635,776
Stockholder's Equity	233,297	215,514